SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by Registrant:                                           [ X ]
Filed by a Party other than the Registrant:                    [   ]

Check the appropriate box:
--------------------------------------------------------------------------------
[   ] Preliminary Proxy Statement         [   ] Confidential, for Use of the
[ X ] Definitive Proxy Statement                Commission Only (as permitted
[   ] Definitive Additional Materials           by Rule 14a-6(e)(2))
[   ] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                            CompX International Inc.
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

 ------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ X ]    No fee required.

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                 computed  pursuant to Exchange Act Rule 0-11 (Set forth amount
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                 determined):

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         was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

         2)      Form, Schedule or Registration Statement No.:

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         4)       Date Filed:

[LOGO GOES HERE]





                            COMPX INTERNATIONAL INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697



                                 March 31, 2001






To Our Stockholders:

         You are cordially invited to attend the 2001 Annual Meeting of Stockholders of CompX International Inc., which will be held on Thursday, May 10, 2001, at 10:00 a.m., local time, at CompX's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

         Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

                                           Sincerely,




                                           Brent A. Hagenbuch
                                           President and Chief Executive Officer

                            COMPX INTERNATIONAL INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 10, 2001

To the Stockholders of CompX International Inc.:

         NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the "Meeting") of CompX International Inc., a Delaware corporation ("CompX"), will be held on Thursday, May 10, 2001, at 10:00 a.m., local time, at CompX's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas for the following purposes:

(1) To elect six directors to serve until the 2002 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death; and

(2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         The board of directors of CompX set the close of business on March 23, 2001 as the record date (the "Record Date") for the Meeting. Only holders of CompX's class A common stock, par value $0.01 per share, and class B common stock, par value $0.01 per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. CompX's stock transfer books will not be closed following the Record Date. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by any stockholder of CompX, for purposes related to the Meeting, for a period of ten days prior to the Meeting at the place where CompX will hold the Meeting.

         You are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying proxy statement. If you choose, you may still vote in person at the Meeting even though you previously submitted your proxy.


                                             By Order of the Board of Directors,




                                             A. Andrew R. Louis, Secretary

Dallas, Texas
March 31, 2001

                            COMPX INTERNATIONAL INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697

                         ------------------------------

                                 PROXY STATEMENT

                         ------------------------------

                               GENERAL INFORMATION

         This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the board of directors (the "Board of Directors") of CompX International Inc., a Delaware corporation ("CompX"), for use at the 2001 Annual Meeting of Stockholders of CompX to be held on Thursday, May 10, 2001 and at any adjournment or postponement thereof (the "Meeting"). The accompanying Notice of Annual Meeting of Stockholders (the "Notice") sets forth the time, place and purposes of the Meeting. The Notice, this proxy statement, the accompanying proxy card or voting instruction form and CompX's Annual Report to Stockholders, which includes CompX's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Annual Report"), are first being mailed to the holders of CompX's class A common stock, par value $0.01 per share ("CompX Class A Common Stock"), and CompX's class B common stock, par value $0.01 per share (" CompX Class B Common Stock" and collectively with the CompX Class A Common Stock, the "CompX Common Stock"), on or about April 6, 2001. CompX's executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                  QUORUM, VOTING RIGHTS AND PROXY SOLICITATION

         The record date set by the Board of Directors for the determination of stockholders entitled to notice of and to vote at the Meeting was the close of business on March 23, 2001 (the "Record Date"). As of the Record Date, there were 5,117,280 shares of CompX Class A Common Stock and 10,000,000 shares of CompX Class B Common Stock issued and outstanding. Each share of CompX Class A Common Stock entitles its holder to one vote on all matters to be acted on at the Meeting. Each share of CompX Class B Common Stock entitles its holder to ten votes with respect to the election of directors and one vote on all other matters to be acted on at the Meeting. The presence, in person or by proxy, of the holders of a majority of the votes of CompX Common Stock entitled to vote at the Meeting, counted as a single class, is necessary to constitute a quorum for the conduct of business at the Meeting. Shares of CompX Common Stock that are voted to abstain from any business coming before the Meeting and broker/nominee non-votes will be counted as being in attendance at the Meeting for purposes of determining whether a quorum is present.

         A plurality of the affirmative votes of the CompX Class A and Class B Common Stock, voting together as a single class, represented and entitled to be voted at the Meeting, is necessary to elect a director of CompX. The accompanying proxy card or voting instruction form provides space for a stockholder to withhold authority to vote for any or all of the nominees of the Board of Directors. Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees to the Board of Directors. However, since director nominees need only receive the vote of a plurality of the votes represented at the Meeting and entitled to vote, a vote withheld from a particular nominee will not affect the election of such nominee.

         Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the Meeting will require the affirmative vote of a majority of the votes represented and entitled to vote at the Meeting. Shares of CompX Common Stock that are voted to abstain from any other business coming before the Meeting and broker/nominee non-votes will not be counted as votes for or against any such other matter.

         Unless otherwise specified, the agents designated in the proxy card or voting instruction form will vote the shares represented by a proxy at the Meeting "FOR" the election of the nominees for director of the Board of Directors and, to the extent allowed by the federal securities laws, in the discretion of the agents on any other matter that may properly come before the Meeting.

         Valcor, Inc. ("Valcor") directly holds 100% of the outstanding shares of CompX Class B Common Stock as of the Record Date, which represents approximately 66.1% of the outstanding shares of CompX Class A and B Common Stock combined. Valcor is a wholly owned subsidiary of Valhi, Inc. ("Valhi") and both are affiliates of Contran Corporation ("Contran"). Valhi directly holds approximately 7.3% of the outstanding shares of CompX Class A Common Stock as of the Record Date (approximately 2.5% of the combined voting power of the CompX Common Stock). Together Valcor and Valhi hold approximately 68.6% of the combined voting power of the CompX Common Stock (approximately 95.5% for the election of directors) as of the Record Date. Both Valhi and Contran are diversified holding companies that Harold C. Simmons may be deemed to control.

         Valcor and Valhi have indicated their intention to have their shares of CompX Common Stock represented at the Meeting and voted "FOR" the election of each of the nominees for director of the Board of Directors. If Valcor alone attends the Meeting in person or by proxy and votes as indicated, the Meeting will have a quorum present and the stockholders will elect all the nominees for the Board of Directors.

         Computershare Investor Services, L.L.C. or its successor ("Computershare"), the transfer agent and registrar for CompX Class A and Class B Common Stock as of the Record Date, has been appointed by the Board of Directors to ascertain the number of shares represented, receive proxies and ballots, tabulate the vote and serve as inspector of election at the Meeting.

         Each holder of record of CompX Common Stock giving the proxy enclosed with this proxy statement may revoke it at any time prior to the voting of such stock at the Meeting by delivering to Computershare a written revocation of the proxy, delivering to Computershare a duly executed proxy bearing a later date or by voting in person at the Meeting. Attendance by a stockholder at the Meeting will not in itself constitute the revocation of such stockholder's proxy.

         Employees participating in the CompX Contributory Retirement Plan, as amended (the "CompX 401(k) Plan"), who are beneficial owners of CompX Class A Common Stock under such plan may use the enclosed voting instruction form to instruct the plan trustee how to vote the shares held for such employees. The trustee will, subject to the terms of the plan, vote such shares in accordance with such instructions.

         The Board of Directors is making this proxy solicitation. CompX will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to solicitation by mail, directors, officers and regular employees of CompX may solicit proxies by telephone or in person for which such persons will receive no additional compensation. Upon request, CompX will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of CompX Class A Common Stock that such entities hold of record.

                              ELECTION OF DIRECTORS

         The bylaws of CompX provide that the Board of Directors shall consist of not less than one and not more than fifteen persons, as determined from time to time by the Board of Directors in its discretion. The Board of Directors has currently set the number of directors at six. The directors elected at the Meeting will hold office until the 2002 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death.

         All of the nominees are currently directors of CompX whose terms will expire at the Meeting. All of the nominees have agreed to serve if elected. If any nominee is not available for election at the Meeting, a proxy will be voted "FOR" an alternate nominee to be selected by the Board of Directors, unless the stockholder executing such proxy withholds authority to vote for such nominee. The Board of Directors believes that all of its present nominees will be available for election at the Meeting and will serve if elected.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

         Nominees for Director. The following information has been provided by the respective nominees for election as directors of CompX for terms expiring at the 2002 Annual Meeting of Stockholders.

         Paul M. Bass, Jr., age 65, has been a director of CompX since 1997 and is a member of CompX's audit committee and chairman of CompX's management development and compensation committee (the "MD&C Committee"). Mr. Bass also serves as a director of Contran's less-than-majority-owned affiliate, Keystone Consolidated Industries, Inc. ("Keystone"), a steel fabricated wire products, industrial wire and carbon steel rod company. From prior to 1996, Mr. Bass has served as vice chairman of First Southwest Company, a privately owned investment banking firm. Mr. Bass is also chairman of the board of MorAmerica Private Equities Company and a director and chairman of the audit committee of California Federal Bank. Mr. Bass is currently serving as chairman of the board of Zale Lipshy University Hospital and as chairman of the board of trustees of the Southwestern Medical Foundation.

         David A. Bowers, age 63, has served as CompX's vice chairman of the board and chief operating officer since December 2000 and as a director of CompX since 1993. From October 2000 to December 2000, Mr. Bowers served as president and chief operating officer of CompX. From January 1999 to October 2000 he served as CompX's vice president and president of CompX Security Products. From 1993 through 1998, Mr. Bowers served as president of CompX and from 1993 to February 1998 he served as chief executive officer of CompX. Mr. Bowers has been employed by CompX and its predecessors since 1960 in various sales, marketing and executive positions, having been named president of CompX's security products and related businesses in 1979. Mr. Bowers is a trustee and chairman of the board of Monmouth College, Monmouth, Illinois.

         Edward J. Hardin, age 58, has served as a director of CompX since 1997 and is chairman of CompX's audit committee. Mr. Hardin has served as a director of Valhi since February 2000. Mr. Hardin has been a partner of the law firm of Rogers & Hardin LLP since its formation in 1976. Mr. Hardin serves as a director of Westrup, Inc., a manufacturer of seed processing machinery, and as chairman of the board of the Harvard Center for the Study of World Religions.

         Ann Manix, age 48, has served as a director of CompX since June 1998 and is a member of CompX's audit committee and the MD&C Committee. Since prior to 1996, Ms. Manix has served as a managing partner of Ducker Research Corporation, a privately held industrial research firm.

         Glenn R. Simmons, age 73, has served as chairman of the board of CompX since October 2000 and director of CompX since 1993. From October 2000 to December 2000, Mr. Simmons served as chief executive officer of CompX. From 1993 to 1998, Mr. Simmons also served as chairman of the board of CompX. Mr. Simmons has been vice chairman of the board of Valhi and Contran since prior to 1996. Mr. Simmons also serves as a director of Valhi's majority owned subsidiary, NL Industries, Inc. ("NL"), a titanium dioxide pigments company; chairman of the board of Keystone; a director of Titanium Metals Corporation ("TIMET"), a company engaged in the titanium metals industry of which Tremont Corporation ("Tremont") owns approximately 39%; and a director of Tremont, Valhi's majority owned indirect subsidiary that in addition to its holdings in TIMET owns approximately 20% of NL and interests in land development entities. Mr. Simmons has been an executive officer or director of various companies related to Contran since 1969. Mr. Simmons is the brother of Harold C. Simmons. See footnote (4) to the "Security Ownership--Ownership of CompX" table below for a description of certain entities that Harold C. Simmons may be deemed to control, including, Contran, Valhi and CompX.

         Steven L. Watson, age 50, has served as a director of CompX since February 2000. Mr. Watson has been president and a director of Valhi and Contran since 1998. Mr. Watson also serves as a director of Keystone, NL, Tremont and TIMET. From prior to 1996 to 1998, Mr. Watson served as vice president and secretary of Valhi and Contran. Mr. Watson also served as vice president and secretary of CompX from 1993 to 1998. Mr. Watson has served as an executive officer and/or director of various companies related to Valhi and Contran since 1980.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors held seven meetings and took action by written consent in lieu of a meeting on four occasions in 2000. Each of the directors participated in at least 75% of all of the 2000 meetings of the Board of Directors and its committees on which the director served.

         The Board of Directors has established and delegated authority to the following standing committees.

         Audit Committee. The principal responsibilities of the audit committee are to serve as an independent and objective party to review the corporation's auditing, accounting and financial reporting processes. The responsibilities of the audit committee are more specifically set forth in the audit committee charter attached as Exhibit A to this proxy statement. For further information on the role of the audit committee, see "Independent Auditor Matters--Audit Committee Report." The current members of the audit committee are Edward J. Hardin (chairman), Paul M. Bass, Jr. and Ann Manix. The audit committee held five meetings in 2000.

         Management Development and Compensation Committee. The principal responsibilities of the MD&C Committee are to review and approve certain matters involving executive compensation; to take action or to review and approve certain matters regarding CompX's employee benefit plans or programs; to administer and grant awards under the CompX International Inc. 1997 Long-Term Incentive Plan (the "1997 Plan"); to administer and grant certain awards under the CompX International Inc. Variable Compensation Plan; and to review and administer such other compensation matters as the Board of Directors may direct from time to time. For further information on the role of the MD&C Committee, see "Compensation Committee's Report On Executive Compensation." The current members of the MD&C Committee are Paul M. Bass, Jr. (chairman) and Ann Manix. The MD&C Committee held three meetings in 2000 and took action by written consent in lieu of a meeting on two occasions.

         The Board of Directors does not have a nominating committee or any committee performing a similar function. All matters that would be considered by such a committee are acted upon by the full Board of Directors. The Board of Directors will consider recommendations by stockholders of CompX with respect to the election of directors if such recommendations are submitted in writing to the secretary of CompX and received not later than December 31 of the year prior to the next annual meeting of stockholders. Such recommendations should be accompanied by a full statement of qualifications and confirmation of the nominee's willingness to serve.

         Members of the standing committees will be elected at the annual meeting of the Board of Directors immediately following the Meeting. The Board of Directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

                               EXECUTIVE OFFICERS

         Set forth below is certain information relating to the current executive officers of CompX. Each executive officer serves at the pleasure of the Board of Directors. Biographical information with respect to Glenn R. Simmons and David A. Bowers is set forth under "Election of Directors--Nominees for Director."


             Name                    Age                   Position(s)
-------------------------------   --------   ------------------------------------------------------

Glenn R. Simmons...............      73      Chairman of the Board

David A. Bowers................      63      Vice Chairman of the Board and Chief Operating Officer

Brent A. Hagenbuch.............      41      President and Chief Executive Officer

Stuart M. Bitting..............      42      Vice President, Chief Financial Officer and Treasurer

Wouter J. Dammers..............      48      Vice President

Robert L. Janson...............      48      Vice President

Julian M. Steinberg............      46      Vice President

Todd W. Strange................      43      Vice President and Controller


         Brent A. Hagenbuch has served as president and chief executive officer of CompX since January 2001. From March 2000 to December 2000, Mr. Hagenbuch served as chief operating officer or chief financial officer of e-Chemicals, an electronic commerce service provider in the industrial chemicals industry. From 1998 to March 2000, Mr. Hagenbuch served as corporate vice president at Suiza Foods Corporation, a manufacturer and distributor of dairy products. From 1996 to 1998, Mr. Hagenbuch served as chief financial officer of a division of Frito Lay, Inc., a subsidiary of PepsiCo, Inc. that manufactures and distributes snack foods.

         Stuart M. Bitting has served as vice president, treasurer and chief financial officer since March 2001. From January 2001 to March 2001, Mr. Bitting served as chief financial officer of MSU Corporation, an internet access device manufacturer. From July 1999 to December 2000, Mr. Bitting served as chief financial officer of The LTC Group, a digital pre-media services company. From May 1997 to July 1999, Mr. Bitting served as vice president of operation finance of Centex Homes, a home builder. From prior to 1996 to May 1997, Mr. Bitting held various financial positions with Frito-Lay, Inc., a subsidiary of PepsiCo, Inc.

         Wouter J. Dammers has served as vice president of CompX since May 2000 and managing director of CompX's Dutch subsidiary, Thomas Regout Holding B.V. ("Thomas Regout"), since September 1999. From prior to 1996 to 1999, Mr. Dammers served as president of BIK Bouwprodukten B.V., a manufacturer of plastic building products.

         Robert L. Janson has served as vice president of CompX since March 2000. From 1997 to March 2000, Mr. Janson served as vice president of international business development for Accuride International, Inc., a leading manufacturer of ball bearing drawer slides serving multiple industries. From prior to 1996 to 1997, Mr. Janson served as senior vice president, global marketing and product development for the Toro Company, a manufacturer of irrigation products for commercial, retail and agricultural markets.

         Julian M. Steinberg has served as CompX's vice president since July 2000. Prior to July 2000, Mr. Steinberg served for twenty-two years in various positions with the B.F. Goodrich Company ("BFGoodrich"), a manufacturer and supplier of a variety of systems and component parts for the aerospace industry. Mr. Steinberg's last position with BFGoodrich was as vice president of the specialty plastics unit.

         Todd W. Strange has served as vice president and controller of CompX since December 1998. From 1997 to 1998, Mr. Strange served as chief financial officer of Draper-Texmaco, Inc., a manufacturer of textile machinery. From prior to 1996 to 1997, he served as vice president of finance and treasurer of BPM
Technology, Inc., a manufacturer of office machinery that produced three dimensional models of objects.

                               SECURITY OWNERSHIP

         Ownership of CompX. The following table and footnotes set forth as of the Record Date the beneficial ownership, as defined by regulations of the Securities and Exchange Commission (the "SEC"), of CompX Class A and Class B Common Stock held by each person or group of persons known to CompX to own beneficially more than 5% of the outstanding shares of CompX Class A or Class B Common Stock, each director of CompX, each current or former executive officer of CompX named in the Summary Compensation Table below (a "named executive officer") and all current directors and executive officers of CompX as a group. See footnote (4) below for information concerning individuals and entities that may be deemed to own indirectly and beneficially those shares of CompX Common Stock that Valcor and Valhi directly hold. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.


                                                                                                        CompX Class
                                                                                                        A and Class
                                                                                                         B Common
                                       CompX Class A Common Stock         CompX Class B Common Stock       Stock
                                    ------------------------------     ------------------------------     Combined
                                    Amount and Nature of    Percent     Amount and Nature                Percent of
                                         Beneficial         of Class      of Beneficial     Percent       Class
Beneficial Owner                         Ownership (1)       (1)(2)        Ownership (1)    of Class      (1)(2)
----------------                    --------------------    --------   ------------------  ---------   ------------
Valcor, Inc...................            -0-  (3)(4)          -0-      10,000,000  (3)(4)   100%          66.1%
Valhi, Inc....................        374,000  (3)(4)          7.3%            -0-  (3)(4)    -0-           2.5%
                                      -------                 ----      ----------           ---           ----
                                      374,000  (4)             7.3%     10,000,000  (4)      100%          68.6%

T. Rowe Price Associates, Inc.      1,098,200  (5)            21.5%            -0-           -0-           7.3%
Rutabaga Capital Management...        919,710  (6)            18.0%            -0-           -0-           6.1%
Wellington Management Company,
   LLP........................        596,300  (7)            11.7%            -0-           -0-           3.9%
SSB Citi Fund Management LLC..
                                      554,800  (8)            10.8%            -0-           -0-           3.7%
MassMutual Institutional Funds
   MassMutual Small Cap Value
   Equity Fund................        446,300  (9)             8.7%            -0-           -0-           3.0%
Dalton, Greiner, Hartman, Maher
   & Co.......................        373,000  (10)            7.3%            -0-           -0-           2.5%

Paul M. Bass, Jr..............          2,800  (4)(11)          *              -0-           -0-              *
David A. Bowers...............         47,220  (4)(11)          *              -0-           -0-              *
Edward J. Hardin..............          6,300  (11)             *              -0-           -0-              *
Ann Manix.....................          4,700  (11)             *              -0-           -0-              *
Glenn R. Simmons..............         37,200  (4)(11)          *              -0-           -0-              *
Steven L. Watson..............          7,900  (4)(11)          *              -0-           -0-              *
Wouter J. Dammers.............            -0-                  -0-             -0-           -0-             -0-
Todd W. Strange...............          8,000  (11)             *              -0-           -0-              *
Joseph S. Compofelice.........        111,200  (12)            2.2%            -0-           -0-              *
John A. Miller................         21,000  (11)             *              -0-           -0-              *
All current directors and
   executive officers of CompX
   as a group (12 persons) ...        118,920  (4)(11)         2.3%            -0-           -0-              *

----------
*        Less than 1%.




(1) Except as otherwise noted, the listed entities, individuals and group have sole investment power and sole voting power as to all shares of CompX Common Stock set forth opposite their names. The number of shares and percentage of ownership of CompX Class A Common Stock for each person or group assumes the exercise by such person or group (exclusive of others) of stock options that such person or group may exercise within 60 days subsequent to the Record Date.

(2) The percentages are based on 5,117,280 shares of CompX Class A Common Stock outstanding as of the Record Date.

(3) The business address of Valcor and Valhi is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(4) Valhi is the direct holder of 100% of the outstanding common stock of Valcor. As a result, as of the Record Date, Valhi holds, directly and indirectly through Valcor, approximately 68.6% of the combined voting power of the CompX Common Stock (approximately 95.5% for the election of directors). In certain instances, shares of CompX Class B Common Stock are automatically convertible into shares of CompX Class A Common Stock.

         Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National") and Contran are the direct holders of approximately 81.7%, 9.5% and 1.8%, respectively, of the outstanding common stock of Valhi. National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately 88.9% of the outstanding common stock of Southwest. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts. Mr. Simmons, however, disclaims beneficial ownership of any Contran shares that the Trusts hold.

         Harold C.  Simmons  is the  chairman  of the board and chief  executive officer of Valcor, Valhi, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran. By virtue of the holding of the offices, the stock ownership and his service as trustee, all as described above, Mr. Simmons may be deemed to control certain of such entities, and Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of the shares of CompX Common Stock directly held by Valcor or Valhi. Mr. Simmons, however, disclaims beneficial ownership of the shares of CompX Common Stock beneficially owned, directly or indirectly, by any of such entities.

         Harold C. Simmons' spouse is the direct beneficial owner of 20,000 shares of CompX Class A Common Stock, or approximately 0.4% of the outstanding CompX Class A Common Stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. Mr. Simmons disclaims all such beneficial ownership.

         Edward J. Hardin is a director of Valhi and Glenn R. Simmons and Steven
         L. Watson are directors of Valhi and Contran. Mr. Hardin disclaims beneficial ownership of any shares of CompX Common Stock directly or indirectly held by Valhi or any of its subsidiaries. Messrs. Glenn Simmons and Watson disclaim beneficial ownership of any shares of CompX Common Stock directly or indirectly held by Contran, Valhi or any of their subsidiaries.

         The Harold Simmons Foundation, Inc. (the "Foundation") directly holds approximately 0.5% of the outstanding shares of Valhi common stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board and chief executive officer of the Foundation and may be deemed to control the Foundation. Mr. Simmons, however, disclaims beneficial ownership of any shares of Valhi common stock held by the Foundation.

         The Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2") directly holds approximately 0.4% of the outstanding Valhi common stock. U.S. Bank National Association serves as trustee of the CDCT No.
         2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the CDCT No. 2, Contran retains the power to vote the shares held by the CDCT No. 2, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares. Mr. Simmons, however, disclaims such beneficial ownership of the shares beneficially owned, directly or indirectly, by the CDCT No. 2, except to the extent of his interest as a beneficiary of the CDCT No. 2.

         The Combined Master Retirement Trust (the "Master Trust") holds approximately 0.1% of the outstanding shares of Valhi common stock. Valhi established the Master Trust to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Valhi and related companies adopt. Harold C. Simmons is the sole trustee of the Master Trust and a member of the trust investment committee for the Master Trust. Paul M. Bass, Jr. is also a member of the trust investment committee for the Master Trust. Valhi's board of directors select the trustee and members of the trust investment committee for the Master Trust. Harold C. Simmons, Glenn R. Simmons and Steven L. Watson are members of Valhi's board of directors and along with David A. Bowers are participants in one or more of the employee benefit plans that invest through the Master Trust. Each of such persons disclaims beneficial ownership of the shares held by the Master Trust, except to the extent of his individual vested beneficial interest in the assets held by the Master Trust.

         For purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the Record Date, 1,186,200 shares of Valhi common stock that a subsidiary of NL, Valhi's majority-owned titanium dioxide pigments subsidiary, directly holds and 1,000,000 shares of Valhi common stock that Valmont Insurance Company ("Valmont"), a wholly owned subsidiary of Valhi, directly holds are excluded from the amount of Valhi common stock outstanding. Pursuant to Delaware corporate law, Valhi treats these excluded shares as treasury stock for voting purposes.

         The business address of VGI, National, NOA, Dixie Holding, the Master Trust, the Foundation and Contran is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360.

(5) Based on Amendment No. 3 to Schedule 13G dated February 14, 2001 T. Rowe Price Associates, Inc. ("T. Rowe Price"), the T. Rowe Price Small-Cap Stock Fund, Inc. ("T. Rowe Small-Cap Stock Fund") and the T. Rowe Price Small-Cap Value Fund, Inc. ("T. Rowe Small-Cap Value Fund") filed with the SEC. These shares are shares that various individuals and institutional investors own for which T. Rowe Price is an investment advisor. T. Rowe Price has sole dispositive power over all of these shares and sole voting power over 124,000 of these shares. T. Rowe Small-Cap Stock Fund, an investment company sponsored by T. Rowe Price, has sole voting power over 463,700 of these shares. T. Rowe Small-Cap Value Fund, an investment company sponsored by T. Rowe Price, has sole voting power over 415,000 of these shares. T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of these securities. The address of T. Rowe Price, the T. Rowe Small-Cap Stock Fund and the T. Rowe Small-Cap Value Fund is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6) Based on Amendment No. 2 to Schedule 13G dated March 9, 2001 Rutabaga Capital Management ("Rutabaga") filed with the SEC. The address of Rutabaga is 2 Oliver Street, Second Floor, Boston, Massachusetts 02109.

(7) Based on a Schedule 13G dated January 10, 2001 Wellington Management Company, LLP ("Wellington") filed with the SEC. Wellington is an investment advisor and these shares are owned of record by clients of Wellington. Wellington has shared dispositive power over all of these shares and shared voting power over 331,300 of these shares. The address of Wellington is 75 State Street, Boston, Massachusetts 02109.

(8) Based on a Schedule 13G dated February 13, 2001 SSB Citi Fund Management LLC ("SSB Citi"), Salomon Smith Barney Holdings Inc. ("SSB") and Citigroup Inc. ("Citigroup") filed with the SEC. Citigroup is the sole stockholder of SSB and SSB is the sole stockholder of SSB Citi. Each of SSB Citi, SSB and Citigroup have shared voting and dispositive power over all of these shares. The address of SSB Citi and SSB is 388 Greenwich Street, New York, New York 10013. The address of Citigroup is 399 Park Avenue, New York, New York 10043.

(9) Based on Amendment No. 1 to Schedule 13G dated February 7, 2000 MassMutual Institutional Funds - MassMutual Small Cap Value Equity Fund ("MassMutual") filed with the SEC. These shares are shares that the MassMutual Institutional Funds own for which Massachusetts Mutual Life Insurance Company is an investment advisor. The address of MassMutual is 1295 State Street, Springfield, Massachusetts 01111.

(10) Based on Amendment No. 1 to Schedule 13G Dalton, Greiner, Hartman, Maher & Co. ("Dalton Greiner") filed with the SEC. The address of Dalton Greiner is 565 Fifth Avenue, Suite 2101, New York, New York 10017.

(11) The shares of CompX Class A Common Stock shown as beneficially owned by such person include the following number of shares such person has the right to acquire upon the exercise of stock options granted pursuant to the 1997 Plan that such person may exercise within 60 days subsequent to the Record Date:

                                                                         Shares of CompX Class A Common
                                                                           Stock Issuable Upon the
                                                                          Exercise of Stock Options
                            Name of Beneficial Owner                      On or Before May 22, 2001
         -----------------------------------------------------          ------------------------------

         Paul M. Bass, Jr.                                                       1,800
         David A. Bowers...............................................         26,000
         Edward J. Hardin..............................................          1,800
         Ann Manix.....................................................          1,200
         Glenn R. Simmons..............................................         31,200
         Steven L. Watson..............................................          6,400
         Todd W. Strange...............................................          8,000
         John A. Miller................................................         21,000
         All other current executive officers of as a group (4 persons)          4,000


(12) The shares of CompX Class A Common Stock shown as beneficially owned by Joseph S. Compofelice include 1,000 shares he jointly holds with his wife.

         CompX understands that Contran and related entities may consider acquiring or disposing of shares of CompX Common Stock through open-market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of CompX Class A Common Stock in the market, an assessment of the business of and prospects for CompX, financial and stock market conditions and other factors deemed relevant by such entities. CompX may similarly consider acquisitions of shares of CompX Class A Common Stock and acquisitions or dispositions of securities issued by related entities.

         In 2000 and 2001, the Board of Directors authorized CompX repurchases of 1,087,400 shares of CompX Class A Common Stock. CompX does not presently intend, and understands that Contran does not presently intend, to engage in any transaction or series of transactions that would result in the CompX Class A Common Stock becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or ceasing to be traded on a national securities exchange.

         Ownership of Valhi and its Parents. The following table and footnotes set forth the beneficial ownership, as of the Record Date, of the common stock, par value $0.01 per share, of Valhi ("Valhi Common Stock") held by each director of CompX, each named executive officer and all current directors and executive officers of CompX as a group. Except as set forth below, no securities of CompX's parent companies are beneficially owned by any director or executive officer of CompX. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

                                                                                       Valhi Common Stock
                                                                             -------------------------------------
                                                                              Amount and Nature of      Percent of
Name of Beneficial Owner                                                     Beneficial Ownership (1)  Class (1)(2)
------------------------                                                     -----------------------   ------------
Paul M. Bass, Jr.........................................................            -0- (3)                -0-
David A. Bowers..........................................................          5,000 (3)                 *
Edward J. Hardin.........................................................          3,000 (3)(4)              *
Ann Manix................................................................            -0-                    -0-
Glenn R. Simmons.........................................................        353,183 (3)(4)(5)           *
Steven L. Watson.........................................................        318,635 (3)(4)              *
Wouter J. Dammers........................................................            -0-                    -0-
Todd W. Strange..........................................................            -0-                    -0-
Joseph S. Compofelice....................................................            -0-                    -0-
John A. Miller...........................................................            -0-                    -0-
All current directors and executive officers of CompX as a group
   (12 persons)..........................................................        679,818 (3)(4)(5)           *

--------------
*       Less than 1%.

(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares of Valhi Common Stock set forth opposite their names. The number of shares and percentage of ownership of Valhi Common Stock for each person or group assumes the exercise by such person or group (exclusive of others) of stock options that such person or group may exercise within 60 days subsequent to the Record Date.

(2) The percentages are based on 114,692,317 shares of Valhi Common Stock outstanding as of the Record Date. For purposes of calculating the outstanding shares of Valhi Common Stock as of the Record Date, 1,186,200 shares of Valhi Common Stock held by a subsidiary of NL and 1,000,000 shares of Valhi Common Stock held by Valmont are excluded from the amount of Valhi Common Stock outstanding. Pursuant to Delaware corporate law, Valhi treats these excluded shares as treasury stock for voting purposes.

(3) Excludes certain shares that such individual may be deemed to indirectly and beneficially own as to which such individual disclaims beneficial ownership. See footnote (4) to the "Ownership of CompX" table.

(4) The shares of Valhi Common Stock shown as beneficially owned by such person include the following number of shares such person has the right to acquire upon the exercise of stock options Valhi granted pursuant to its stock option plans that such person may exercise within 60 days subsequent to the Record Date:

                                                                               Shares of Valhi Common
                                                                               Stock Issuable Upon the
                                                                               Exercise of Stock Options
                Name of Beneficial Owner                                       On or Before May 22, 2001
         -----------------------------------------------------------          ---------------------------

         Edward J. Hardin..................................................             2,000
         Glenn R. Simmons..................................................           350,000
         Steven L. Watson..................................................           300,000


(5)      The shares of Valhi Common Stock shown as  beneficially  owned by Glenn
         R. Simmons include 800 shares his wife holds in her retirement account, with respect to which shares he disclaims beneficial ownership.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                              AND OTHER INFORMATION

         Compensation of Directors. During 2000, directors of CompX who were not also employees of CompX received an annual retainer of $15,000 paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings and as a daily rate ($125 per hour) for other services rendered on behalf of the Board of Directors and/or committees thereof. In addition, directors who were members of the audit committee or MD&C Committee received an annual retainer of $1,000, paid in quarterly installments, for each committee on which they served. CompX also reimbursed its nonemployee directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of the Board of Directors and/or its committees. CompX's current directors who received director fees during 2000 were Paul M. Bass, Jr., Edward J. Hardin, Ann Manix, Glenn R. Simmons and Steven L. Watson.

         In February 1999, the MD&C Committee, upon the recommendation of the Board of Directors, approved under the 1997 Plan annual grants to CompX's nonemployee directors on the day of the annual meeting of stockholders. Each annual grant consists of a grant at each annual meeting of CompX's stockholders of 500 shares of CompX Class A Common Stock and stock options exercisable for 2,000 shares of CompX Class A Common Stock, which options will have an exercise price equal to the closing sales price of CompX Class A Common Stock on the date of grant, have a term of 10 years and vest 20% over the first five anniversaries of the date of grant.

         CompX and Valhi are parties to an intercorporate services agreement (the "Valhi ISA") pursuant to which Valhi provided certain services to CompX during 2000, including services that Steven L. Watson rendered to CompX. See "Certain Relationships and Transactions--Intercorporate Services Agreements."

         Summary of Cash and Certain Other Compensation of Executive Officers. The Summary Compensation Table set forth below provides information concerning annual and long-term compensation paid or accrued by CompX and its subsidiaries for services rendered to CompX and its subsidiaries during 2000, 1999 and 1998 by each person who was the chief executive officer of CompX during 2000 and each of the four other most highly compensated individuals who were executive officers of CompX at December 31, 2000.

                           SUMMARY COMPENSATION TABLE
                                                                                       Long-Term
                                                                                    Compensation (1)
                                                                                    ----------------
                                                                                         Awards
                                                  Annual Compensation               ----------------
                                --------------------------------------------------       Shares
         Name and                                                  Other Annual        Underlying        All Other
    Principal Position       Year      Salary       Bonus        Compensation (2)      Options (#)      Compensation
--------------------------  -----  -----------  -------------   -----------------   -----------------  --------------

Glenn R. Simmons (3)......   2000  $ 41,990 (4) $      -0-      $        -0-            2,000         $     -0-
Chairman of the Board and    1999    40,618 (4)        -0-               -0-            2,000               -0-
   Former Chief Executive    1998    12,500 (4)    240,056 (5)           -0-           50,000               -0-
   Officer

David A. Bowers...........   2000   200,044         60,000               -0-           25,000            22,894 (6)
Vice Chairman of the Board   1999   160,000        120,000               -0-           15,000            22,348 (6)
   and Chief Operating       1998   160,000        400,056 (5)           -0-           25,000            20,000 (6)
   Officer`

Wouter J. Dammers (7).....   2000   134,454 (7)     34,139 (7)        46,566 (7)(8)       -0-               151 (7)(9)
Vice President               1999    43,918 (7)        -0-            20,272 (7)(8)    10,000                43 (7)(9)

Todd W. Strange (10)......   2000   120,016         25,000               -0-           10,000            20,170 (6)
Vice President and           1999    99,840         15,000               -0-           15,000               -0- (6)
   Controller                1998    16,640          5,000               -0-              -0-               -0- (6)

Joseph S. Compofelice (11)   2000   423,077            -0-               -0-           50,000           522,894 (6)
Former Chairman of the       1999   500,000            -0-               -0-              -0-            22,348 (6)
   Board, President and      1998   500,000      1,980,000 (5)           -0-          100,000            20,000 (6)
   Chief Executive Officer

John A. Miller (12).......   2000   200,044         50,000               -0-           25,000            16,088 (6)
Former Vice President,       1999   200,000         50,000 (12)          -0-           40,000               -0-
   Treasurer and Chief
   Financial Officer

---------------------------

(1) No shares of restricted stock were granted to the named executive officers nor payouts made to the named executive officers pursuant to long-term incentive plans during the last three years. Therefore, the columns for such compensation have been omitted.

(2) An amount for other annual compensation is disclosed only if the amount for other annual compensation exceeds the level required for reporting pursuant to SEC rules.

(3) Mr. Simmons served as CompX's chief executive officer from October 20, 2000 to December 6, 2000.

(4) The amounts shown in the table as salary compensation for Mr. Glenn Simmons represent director fees CompX paid to him as set forth below.

                                                                                    CompX
                                                             CompX Cash           Director
            Named Executive Officer             Year        Director Fees         Stock (a)             Total
         ----------------------------           ----       --------------         ---------            --------
         Glenn R. Simmons..................     2000         $ 32,365 (b)          $ 9,625             $ 41,990
                                                1999           32,678 (b)            7,940               40,618
                                                1998           12,500                  -0-               12,500

         ------------------------

         (a) These shares are valued based on the closing price per share for CompX Class A Common Stock on the New York Stock Exchange Composite Tape on the date of grant.

         (b) This amount includes $12,678 and $10,365 for 1999 and 2000, respectively, that are director fees Thomas Regout paid Mr. Simmons.

(5) Each of these named executive officer's 1998 bonus amount includes CompX's dollar amount valuation of shares of CompX Class A Common Stock that CompX awarded each of these named executive officers in February 1998 as a bonus subject to the consummation of CompX's initial public offering of CompX Class A Common Stock (the "IPO Bonus Share Awards"). Pursuant to the elections of Messrs. Simmons, Bowers and Compofelice under section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), CompX valued these IPO Bonus Share Awards for purposes of the compensation table above based on the shares' fair market value at the time of the award taking into account their illiquidity at the time of the award. In March 1998, pursuant to the IPO Bonus Share Awards, CompX issued to Messrs. Simmons, Bowers and Compofelice 16,220, 16,220 and 100,000 shares of CompX Class A Common Stock, respectively.

(6) All other compensation for 2000, 1999, and 1998 for Messrs. Bowers, Strange, Compofelice and Miller consisted of CompX's matching contributions to their accounts under the CompX 401(k) Plan, CompX's contributions to their account under the National Cabinet Lock, Inc. Capital Accumulation Pension Plan, a defined contribution plan (the "CAPP Plan"), and a severance payment to Mr. Compofelice, as follows:

                                                          Employer's
                                                         CompX 401(k)   Employer's
                                                        Plan Matching    CAPP Plan     Severance
                 Named Executive Officer        Year    Contributions  Contributions     Payment         Total
         --------------------------------      ----    -------------  -------------   -----------  -----------

         David A. Bowers                        2000    $   7,053      $  15,841     $      -0-     $    22,894
                                                1999        7,530         14,818            -0-          22,348
                                                1998        6,111         13,889            -0-          20,000

         Todd W. Strange                        2000        7,811         12,359            -0-          20,170
                                                1999          -0-            -0-            -0-             -0-
                                                1998          -0-            -0-            -0-             -0-

         Joseph S. Compofelice                  2000          -0-            -0-        522,894 (a)     522,894
                                                1999        7,530         14,818            -0-          22,348
                                                1998        6,111         13,889            -0-          20,000

         John A. Miller                         2000        8,705 (b)      7,383 (b)        -0-          16,088 (b)
                                                1999          -0-            -0-            -0-             -0-

         ------------------

         (a) CompX paid $500,000 of this severance payment to Mr. Compofelice pursuant to a Release Agreement effective as of November 6, 2000 between CompX and Mr. Compofelice. See "Certain Relationships and Transactions--Compofelice Severance" for a description of this agreement and the balance of the severance payment.

         (b) Since Mr. Miller resigned from CompX as of March 2, 2001, he forfeited these unvested payments.

(7) Mr. Dammers became the managing director of Thomas Regout on September 20, 1999 and executive an officer of CompX on May 11, 2000. Thomas Regout pays Mr. Dammers his base salary, cash bonus and contributions to his retirement plan in Dutch guilders. CompX reports these amounts in the table above in U.S. dollars based on the average exchange rates for 2000 and 1999 of NLG 2.38 per US$1.00 and NLG 2.07 per US$1.00, respectively.

(8) Mr. Dammers' other annual compensation includes the following amounts Thomas Regout pays for the benefit of Mr. Dammers.

                                                                       Supplemental   Supplemental
                                                                       Sickness and  Pension Insurance
                                                         Automobile     Disability    Premium Paid by
                 Named Executive Officer        Year    Expenses (a)    Insurance      Thomas Regout (b)  Total
         -----------------------------------    ----    ------------   ------------  -----------------  ---------

         Wouter J. Dammers..................    2000      $ 15,796       $ 10,224       $ 20,546       $ 46,566
                                                1999         2,068         11,151          7,053         20,272

         -------------------

         (a) Thomas Regout provides Mr. Dammers with an automobile that he may use for his private purposes. The amount disclosed is the total amount Thomas Regout pays for this automobile in the respective year and includes both business and private use for the automobile.

         (b) Thomas Regout pays two-thirds of the premium of Mr. Dammers' supplemental pension insurance. Mr. Dammers pays the balance of the premium. The amount disclosed is the portion of the premium Thomas Regout paid in the respective year. See "--Dammers Employment Agreement" for a description of Mr. Dammers' benefits under this supplemental pension insurance.

(9) These amounts represent Thomas Regout's contribution to the account of Wouter J. Dammers under its Employees Premium Savings Schedule.

(10) Mr. Strange became an executive officer of CompX as of December 15, 1998.

(11) Mr. Compofelice resigned his positions with CompX as of October 20, 2000.

(12) Mr. Miller became an employee and executive officer of CompX as of January 1, 1999 and received a $50,000 sign-on bonus. Mr. Miller resigned his positions with CompX as of March 2, 2001.

         Grants of Stock Options. The following table provides information, with respect to the named executive officers, concerning the grant of stock options under the 1997 Plan during 2000. CompX has not granted any stock appreciation rights ("SARs").

                              OPTION GRANTS IN 2000

                                             Individual Grants
                             ----------------------------------------------------    Potential Realizable Value at
                             Number of      Percent of                                 Assumed Annual Rates of
                             Shares of     Total Options                               Stock Price Appreciation
                             Underlying     Granted to     Exercise or                   for Option Term (1)
                              Options        Employees     Base Price    Expiration    --------------------------
           Name              Granted (#)      in 2000      Per Share        Date            5%             10%
-------------------------    ----------    -------------   -----------   ----------    ------------  -------------

Glenn R. Simmons.........      2,000 (2)        0.72%       $ 19.25 (2)   05/11/10     $  24,220 (3) $    61,360 (3)

David A. Bowers..........     25,000 (2)        8.96%         18.38 (2)   02/10/10       289,000 (4)     732,250 (4)

Wouter J. Dammers........          0            0.00%           n/a            n/a           n/a            n/a

Todd W. Strange..........     10,000 (2)        3.58%         18.38 (2)   02/10/10       115,600 (4)     292,900 (4)

Joseph S. Compofelice (5)     50,000 (2)       17.92%         18.38 (2)   02/10/10       578,000 (4)   1,464,500 (4)

John A. Miller (6).......     25,000 (2)        8.96%         18.38 (2)   02/10/10       289,000 (4)     732,250 (4)

All stockholders' gain (7)       n/a              n/a           n/a            n/a         116MM (7)       237MM (7)

--------------------

(1) Pursuant to the rules of the SEC, the amounts under these columns reflect calculations at assumed 5% and 10% appreciation rates and, therefore, are not intended to forecast future appreciation, if any, of CompX Class A Common Stock. The potential realizable value to the optionees was computed as the difference between the appreciated value, at the expiration dates of the stock options, of the CompX Class A Common Stock obtainable upon exercise of such stock options over the aggregate exercise price of such stock options.

         The amount of gain to the optionees is dependent on the amount of increase in the price of CompX Class A Common Stock, which would benefit all stockholders proportionately. These potentially realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on stock option exercises are dependent on the future performance of CompX Class A Common Stock, overall market conditions and the timing of the exercise thereof by each respective optionee. There can be no assurance that the amounts reflected in the table will be achieved.

(2) This stock option is exercisable for shares of CompX Class A Common Stock and becomes exercisable at a rate of 20% on each of the first five anniversary dates of the date of grant. The exercise price for this stock option can be paid in already owned shares of CompX Class A Common Stock, provided such tendered shares were held by the optionee for at least six months.

(3) The appreciated value per share on May 11, 2010, based on the $19.25 per share market value of a share of CompX Class A Common Stock on May 11, 2000, would be $31.36 and $49.93 at the hypothetical 5% and 10% rates, respectively.

(4) The appreciated value per share on February 10, 2010, based on the $18.38 per share market value of a share of CompX Class A Common Stock on February 10, 2000, would be $29.94 and $47.67 at the hypothetical 5% and 10% rates, respectively.

(5) Since none of the 50,000 shares underlying Mr. Compofelice's stock option granted in 2000 had vested on his resignation date of October 20, 2000, the entire stock option was canceled as of his resignation date.

(6) Since only 5,000 of the 25,000 shares underlying Mr. Miller's stock option granted in 2000 had vested on his resignation date of March 2, 2001, Mr. Miller may only exercise 5,000 of these shares and the balance of the shares underlying the stock option were canceled as of his resignation date.

(7) The $116,059,000 and $236,971,000 amounts shown represent the cumulative increase in value stockholders would receive on all outstanding shares of CompX Class A Common Stock over a ten-year period at the hypothetical 5% and 10% appreciation rates, respectively, based on the $18.38 per share market value of the 6,147,380 shares of CompX Class A Common Stock outstanding on the close of business on February 10, 2000 and the reinvestment of cash dividends paid at a rate equal to CompX's current cash dividend payments of $0.125 per share per calendar quarter.

         Stock Option Exercises and Holdings. The following table provides information, with respect to the named executive officers, concerning the amount the named executive officer realized in 2000 upon the exercise of stock options for Valhi Common Stock and the value of unexercised stock options exercisable for CompX Class A Common Stock or Valhi Common Stock held as of December 31, 2000. Neither CompX nor Valhi has granted any SARs.

                  AGGREGATE STOCK OPTION EXERCISES IN 2000 AND
                         DECEMBER 31, 2000 OPTION VALUES


                                                              Number of Shares
                                                                  Underlying               Value of Unexercised
                               Shares                        Unexercised Options at         In-the-Money Options
                             Acquired on                      December 31, 2000 (#)       at December 31, 2000 (1)
                              Exercise        Value         ---------------------------   ---------------------------
            Name                  (#)        Realized       Exercisable   Unexercisable   Exercisable   Unexercisable
--------------------------    ----------  ------------      -----------   -------------   -----------   -------------
Glenn R. Simmons
 CompX Stock Options.......          -0- $      -0-              20,400       33,600      $     -0-      $      -0-
 Valhi Stock Options.......          -0-        -0-             340,000       10,000      1,984,400          51,200
                               --------- -------------       ----------   -------------   ---------      ----------
                                     -0-        -0-             360,400       43,600      1,984,000          51,200

David A. Bowers
 CompX Stock Options.......          -0-        -0-              13,000       52,000            -0-             -0-

Wouter J. Dammers
 CompX Stock Options.......          -0-        -0-                 -0-       10,000            -0-             -0-

Todd W. Strange
 CompX Stock Options.......          -0-        -0-               3,000       22,000            -0-             -0-

Joseph S. Compofelice
 CompX Stock Options.......          -0-        -0-              40,000          -0-            -0-             -0-
 Valhi Stock Options.......       50,000    210,500 (2)             -0-          -0-            -0-             -0-
                                --------    -------             -------    ---------       --------        --------
                                  50,000    210,500              40,000          -0-            -0-             -0-

John A. Miller
 CompX Stock Options.......          -0-        -0-               8,000       57,000            -0-             -0-

--------------------

(1) The aggregate amount is based on the difference between the exercise price of the individual stock options and, as applicable, the $11.50 per share closing sales price of Valhi Common Stock and the $9.94 per share closing sales price of the CompX Class A Common Stock as reported on the New York Stock Exchange Composite Tape on December 31, 2000.

(2) The amount realized is based on the difference between the last reported sales price per share of Valhi Common Stock as reported on the New York Stock Exchange Composite Tape on the date of exercise and the exercise price per share.

         Dammers Employment Agreement. Pursuant to an employment agreement dated August 30, 1999 between CompX and Wouter J. Dammers, Thomas Regout employs Mr. Dammers as its managing director. The agreement provides Mr. Dammers a gross annual salary of NLG 320,000, including a holiday allowance, and participation in the CompX variable compensation plan and the 1997 Plan. Under the agreement, Thomas Regout provides Mr. Dammers with an automobile with a value of approximately NLG 100,000 that he may use for his private purposes, supplemental sickness or disability insurance payments and certain other benefits. Mr. Dammers must protect CompX's confidential information as provided in the agreement. Thomas Regout is entitled under the agreement to any patents arising from inventions that Mr. Dammers may develop while employed with Thomas Regout and for a period of one year after his termination. The agreement terminates for reasons other than cause upon three months notice from Mr. Dammers or six months notice from Thomas Regout. Mr. Dammers' severance pay in the event of termination of employment for reasons other than cause is 18 months of base pay. Cause is defined in the agreement as a breach by Mr. Dammers of his fiduciary responsibility or engaging in an illegal activity that harms Thomas Regout. Dutch law governs the agreement.

         Mr. Dammers' employment agreement also provides for Mr. Dammers and Thomas Regout to share the expense of private supplemental pension insurance for his benefit. Mr. Dammers established the private supplemental pension insurance before he became an employee of Thomas Regout. Pursuant to the agreement, Mr.
Dammers continues to purchase supplemental pension insurance. Under the insurance, Mr. Dammers' pension benefits after retirement at 65 years of age are determined annually by taking his annual salary less the maximum salary insured through the Dutch General Old Age Pensions Act multiplied by his years of service and 2.0%. The compensation eligible to be utilized for purposes of the pension benefits while Thomas Regout employs Mr. Dammers includes only the annual salary that Thomas Regout pays Mr. Dammers. See "--Summary of Cash and Certain Other Compensation of Executive Officers." The supplemental pension insurance also provides for payments upon Mr. Dammers' death of a widow's pension of 70% of Mr. Dammers' retirement pension benefits and an orphan's pension of 20% of the widow's pension benefits per orphan up to 40%, to be paid until the orphan reaches the age of 18. Mr. Dammers pays one-third of the supplemental pension insurance premiums, which amounts are withheld from his salary. Thomas Regout pays the balance of the supplemental pension insurance premiums. At December 31, 2000, Mr. Dammers' pension benefits under the supplemental pension insurance attributable to his 1.25 years of service with Thomas Regout was $3,361 (NLG 8,000) per annum payable after retirement at age 65.

         Mr. Dammers has an additional agreement with CompX that he will be reimbursed in 2001 for up to NLG 200,000 for his expenses in relocating to Maastricht, the Netherlands.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires CompX's executive officers, directors and persons who own more than 10% of a registered class of CompX's equity securities to file reports of ownership with the SEC, the New York Stock Exchange, Inc. and CompX. Based solely on the review of the copies of such forms and representations by certain reporting persons, CompX believes that for 2000 its executive officers, directors and 10% stockholders complied with all applicable filing requirements under Section 16(a).

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2000, the MD&C Committee deliberated on certain CompX executive officer compensation. The MD&C Committee is currently comprised of Paul M. Bass, Jr. (chairman) and Ann Manix, both nonemployee directors of CompX.

            COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

         The MD&C Committee consists of individuals who are neither officers nor employees of CompX or its subsidiaries. The MD&C Committee reviews and approves certain compensation policies and practices related to CompX's executive officers and other employees, including stock-based compensation. See "Meetings and Committees of the Board of Directors - Management Development and Compensation Committee."

         CompX's executive compensation system generally consists of three primary components: salary, annual operating income award compensation and stock-based compensation, including stock options, restricted stock and/or stock appreciation rights. Through the use of the foregoing, the MD&C Committee seeks to achieve a balanced compensation package that will attract and retain high quality key executives, appropriately reflect each such executive officer's individual performance, contributions, and general market value, and provide further incentives to the executive officers to maximize annual operating performance and long-term stockholder value.

Annual Salaries

         Base salaries for executive officers of CompX have been established on a position-by-position basis. The chief executive officer conducts annual internal reviews of executive officer salary levels in an attempt to rank salary and job value to each position. The chief executive officer then makes recommendations on salaries to the MD&C Committee. The MD&C Committee reviews the chief executive officer's recommendations regarding changes in salaries for executive officers. When recommendations regarding changes in salary levels are made by the chief executive officer, the MD&C Committee may take such actions, including any modifications to the recommendation, as it deems appropriate. The determinations of the MD&C Committee may be based primarily on a subjective evaluation of past and potential future individual performance and contributions and alternative opportunities that might be available to the executives in question. The MD&C Committee may also review compensation data from companies employing executives in positions similar to those whose salaries were being reviewed as well as market conditions for executives in general with similar skills, background and performance levels, both inside and outside of CompX's businesses (such companies may include companies contained in the peer group index plotted on the Performance Graph following this report), and other companies with similar financial and business characteristics as CompX, or where the executive in question has similar responsibilities.

         The MD&C Committee based its actions regarding executive officer 2000 salaries primarily upon the chief executive officer's recommendations with regard to all executive officers and its general business knowledge. In 2000, no specific survey or study was utilized to make salary determinations. In February 2000, the MD&C Committee approved executive officer salary increases for 2000 for three executive officers, other than the chief executive officer. No action was taken with respect to the 2000 salaries of any of the other executive officers of CompX.

         For newly hired executive officers in 2000, the chief executive officer determined, in his best business judgment, their annual base salaries based upon his general business knowledge.

Annual Variable Compensation

         Operating income awards under the variable compensation plan constitute a significant portion of an executive's potential annual cash compensation (between 0% and 150% of salary for the chief executive officer and certain executive officers). Operating income awards are based on CompX and/or business units of CompX achieving annual predetermined operating income goals. CompX's management makes recommendations to the Board of Directors regarding the operating income plan for the year after reviewing market conditions and CompX's operations, competitive position, marketing opportunities and strategies for maximizing financial performance. The Board of Directors approves this recommendation with modifications it deems appropriate. Based on the business plan for the year, the MD&C Committee sets CompX's and its business units' operating income goals at three levels that are designed to help focus CompX's executives on achieving superior annual operating results in light of existing conditions: a threshold level, which is the minimum operating income level for any operating income award to be made under the variable compensation plan (the "Minimum Level"), a target level (the "Target Level") and a maximum level (the
"Maximum Level"). An operating income award, in combination with salary, is designed to result in executive officers and other eligible participants receiving annual cash compensation below competitive compensation levels if the Minimum Level is not achieved.

         Pursuant to the variable compensation plan, if operating income is below the Minimum Level, no operating income award is paid. The MD&C Committee, however, does have discretion under the variable compensation plan to award discretionary bonuses to certain executive officers. If the Minimum Level is met, executive officers are eligible to receive operating income awards that in 2000 ranged between 10% and 50% of salary, depending on the executive. If the Target Level is reached, the range of operating income awards is higher, and in 2000 ranged between 10% and 100% of salary, depending on the executive. If the Maximum Level is reached or exceeded, executives are eligible to receive the highest operating income awards, and in 2000 this range of operating income awards for which executives were eligible was between 10% and 150% of salary, depending on the executive.

         As a result of CompX achieving 2000 operating income below the Minimum Level, no executive officer whose award was based entirely on CompX's operating income received an operating income award for 2000. The 2000 operating income awards of two of the executive officers, however, were partially based on a respective business unit of CompX that achieved operating income above one of the unit's operating income goals. Accordingly, in the first quarter of 2001 the MD&C Committee awarded an operating income award for 2000 to each such executive officer based on the achieved operating income goal of the unit to which such executive officer's operating income award was partially based. CompX's executive officers who were hired during 2000 were not eligible to receive operating income awards.

         Upon the recommendation of CompX management, the MD&C Committee decided to award certain of the executive officers and other employees discretionary bonuses under a discretionary provision of the variable compensation plan. One executive officer that CompX hired during 2000 who was not eligible for an operating income award received a discretionary bonus representing 9% of such officer's annualized base salary. The two executive officers who received operating income awards for 2000 received additional discretionary bonuses ranging from 6% to 23% of such officer's base salary. The executive officers who were eligible but did not receive any operating income award for 2000 received discretionary bonuses ranging from 21% to 25% of such officer's base salary. The MD&C Committee decided to award a discretionary bonus based upon the committee's belief that such bonus was necessary to retain such individual or to reflect such individual's contributions to CompX in 2000.

         One executive officer hired in 2000 received a sign-on bonus that represented 25% of his base salary, which bonus amount the chief executive officer determined in his best business judgment based upon his general business knowledge.

         The 2000 operating income awards or discretionary bonuses the named executive officers received pursuant to the variable compensation plan are in the bonus column in the Summary Compensation Table set forth above.

Stock-Based Compensation

         The 1997 Plan supports the goal of maximizing long-term stockholder value by providing for stock-based compensation, the value of which is directly related to increases in stockholder value. Stock option grants, in particular, are considered a significant element of CompX's total compensation package for the chief executive officer and the other executive officers of CompX. The MD&C Committee believes that compensation linked to stock price performance helps focus the executives' attention on management of CompX from the stockholders' perspective.

         Stock option grants are intended to provide incentives to increase stockholder value in the future and to reward past performance by the executive. In 2000, the MD&C Committee reviewed recommendations by the chief executive officer regarding stock option grants to executive officers. The MD&C Committee granted stock options to executive officers based on the chief executive officer's recommendations. The chief executive officer based his recommendations on a subjective evaluation regarding each executive's performance and responsibilities. In 2000, the chief executive officer included in his recommendations regarding the number of options to be granted to each executive officer the amount and terms of options already held by such officers. Stock options granted to named executive officers in 2000 are reported in the Option Grants in 2000 table set forth above.

         To help assure a focus on long-term creation of stockholder value, in 2000 the MD&C Committee granted stock options with a term of ten years that vest 20% on each of the first five anniversaries of the stock option's date of grant. Although permitted under the 1997 Plan, the MD&C Committee in 2000 did not grant any restricted stock, stock appreciation rights or other equity-based awards to employees.

Tax Code Limitation on Executive Compensation Deductions

         In 1993, Congress amended the Internal Revenue Code to impose a $1.0 million deduction limit on compensation paid to the chief executive officer and the four other most highly compensated executive officers of public companies, subject to certain transition rules and exceptions for compensation received pursuant to non-discretionary performance-based plans approved by such company's shareholders. It is CompX's general policy to structure the performance-based portion of the compensation of its executive officers in a manner that permits CompX to deduct fully such compensation.

         The foregoing report is submitted by the following individuals in the capacities indicated:

        Paul M. Bass, Jr.                           Ann Manix
        Chairman of the MD&C Committee              Member of the MD&C Committee

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on CompX Class A Common Stock against the cumulative total return of the Russell 2000 Stock Index and a self-selected peer group of companies index for the period commencing March 6, 1998 (the date upon which CompX first registered with the SEC the CompX Class A Common Stock under
Section 12 of the Exchange Act) and ending December 31, 2000. The self-selected peer group index is comprised of Bush Industries, Inc., Herman Miller, Inc., HON Industries Inc., Interface, Inc., Knape & Vogt Manufacturing Company, Leggett & Platt, Incorporated and Steelcase Inc. The graph shows the value at December 31, 2000 assuming an original investment of $100 and reinvestment of cash dividends and other distributions to stockholders.

         Comparison of Cumulative Return Among CompX International Inc., the Russell 2000 Index and a Self-Selected Peer Group Index

[PERFORMANCE GRAPH GOES HERE]

                                                     March 6,        December 31,     December 31,     December 31,
                                                       1998             1998              1999            2000
                                                    ---------        ------------     ------------     ------------
CompX International Inc.........................      $100             $132              $ 93             $ 46

Russell 2000 Index..............................       100               92               111              108

Self-Selected Peer Group Index..................       100               70                63               67

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

         Relationships with Related Parties. As set forth under the caption "Security Ownership," Harold C. Simmons, through Contran, may be deemed to control CompX. CompX and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of a publicly held minority equity interest in another related party. CompX continuously considers, reviews and evaluates and understands that Contran and related entities consider, review and evaluate transactions of the type described above. Depending upon the business, tax and other objectives then relevant, it is possible that CompX might be a party to one or more of such transactions in the future. In connection with these activities CompX may consider issuing additional equity securities or incurring additional indebtedness. CompX's acquisition activities may in the future include participation in the acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Mr. Simmons. It is the policy of CompX to engage in transactions with related parties on terms, in the opinion of CompX, no less favorable to CompX than could be obtained from unrelated parties.

         No specific procedures are in place that govern the treatment of transactions among CompX and its related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

         Intercorporate Services Agreements. Under the Valhi ISA, Valhi renders or provides for certain management, financial and administrative services to CompX on a fee basis. Such fees are based upon estimates of time devoted to the affairs of CompX by the individual providers of such services and Valhi's costs for providing such services. CompX paid Valhi fees of $556,000 for services rendered under the Valhi ISA in 2000. In addition, Valhi charged CompX for the out-of-pocket costs incurred in rendering such services. The Valhi ISA automatically extends on a quarter-to-quarter basis, subject to termination by either party pursuant to written notice 30 days prior to a quarter-end, and may be amended by mutual agreement.

         Under the ISA between CompX and NL (the "NL ISA"), NL made available to CompX on a fee basis certain accounting and internal auditing services and occupancy and related office services for CompX's offices in Houston, Texas. Such fees were based upon estimates of NL's costs of providing such services to CompX. For 2000, CompX paid NL fees of approximately $180,000 for such services. The NL ISA was terminated in the first quarter of 2001.

         Insurance Commissions. Tall Pines Insurance Company ("Tall Pines"), Valmont and EWI RE, Inc. ("EWI") provide for or broker certain of CompX's insurance policies. Tall Pines is a wholly owned captive insurance company of Tremont. Valmont is a wholly owned captive insurance company of Valhi. Parties related to Contran own all of the outstanding common stock of EWI. Through December 31, 2000, a son-in-law of Harold C. Simmons managed the operations of EWI. Subsequent to December 31, 2000, such son-in-law provides advisory services to EWI as requested by EWI. Consistent with insurance industry practices, Tall Pines, Valmont and EWI receive commissions from the insurance and reinsurance underwriters for the policies that they provide or broker. During 2000, CompX and its subsidiaries paid approximately $619,000 for policies provided or brokered by Tall Pines, Valmont and/or EWI. These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines, Valmont and EWI. In CompX's opinion, the amounts that CompX and its subsidiaries paid for these insurance policies are reasonable and similar to those they could have obtained through unrelated insurance companies and/or brokers. CompX expects that these relationships with Tall Pines, Valmont and EWI will continue in 2001.

         Compofelice Severance. Pursuant to a Release Agreement effective November 6, 2000 between CompX and Joseph S. Compofelice, CompX paid Mr. Compofelice $500,000 in consideration of a general release from Mr. Compofelice of CompX and its affiliates. In addition, CompX paid Mr. Compofelice $22,894 as a severance payment to compensate Mr. Compofelice for his not receiving an employer match under the CompX 401(k) Plan or the CAPP Plan for 2000. Both payment amounts are disclosed in Mr. Compofelice's 2000 compensation in the "Summary Compensation Table" above under the column "All Other Compensation."

         Executive Relocation Costs. In connection with Julian M. Steinberg's employment with CompX and his relocation to Grand Rapids, Michigan, on July 11, 2000, CompX loaned Mr. Steinberg $100,000 at no interest. The loan is a short-term bridge loan that is due three days after Mr. Steinberg sells his former residence in Ohio. The loan is non-transferable and conditioned upon Mr. Steinberg's remaining employed with CompX or its subsidiaries. The use of the proceeds of the loan was limited to the purchase of a principal residence in the vicinity of Grand Rapids, Michigan. Mr. Steinberg has not sold his former residence in Ohio and the entire principal balance of the loan currently remains unpaid.

         In connection with Robert L. Janson's employment with CompX and his relocation to Houston, Texas from California, CompX paid $133,804 of his relocation costs, which includes an amount to pay his related income taxes on CompX's payment of certain of his relocation costs.

                           INDEPENDENT AUDITOR MATTERS

         Independent Auditors. The firm of PricewaterhouseCoopers LLP served as CompX's independent auditors for the year ended December 31, 2000. CompX's audit committee has appointed PricewaterhouseCoopers LLP to review CompX's quarterly unaudited consolidated financial statements to be included in its Quarterly Reports on Form 10-Q for the first three quarters of 2001. CompX expects PricewaterhouseCoopers LLP will be considered for appointment to audit CompX's annual consolidated financial statements for the year ending December 31, 2001. Representatives of PricewaterhouseCoopers LLP are not expected to attend the Meeting.

         Audit Committee Report. The audit committee of the Board of Directors is composed of three directors, all of whom are independent within the meaning of New York Stock Exchange listing standards. The audit committee operates under a written charter the Board of Directors adopted. A copy of the charter is attached as Exhibit A to this proxy statement. CompX's management is responsible for preparing CompX's consolidated financial statements in accordance with accounting principles generally accepted in the United States. CompX's independent auditors are responsible for auditing CompX's consolidated financial statements in accordance with auditing standards generally accepted in the United States. The audit committee serves as an independent and objective party to review CompX's auditing, accounting and financial reporting processes.

         The  audit  committee  has  reviewed  and  discussed   CompX's  audited
consolidated financial statements for the year ended December 31, 2000 with CompX's management and independent auditors. The audit committee discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence. The audit committee also considered whether the independent auditors' provision of non-audit services to CompX and its subsidiaries is compatible with such auditors' independence. Additionally, the audit committee discussed with CompX's management and the independent auditors such other matters as the committee deemed appropriate. Based on the audit committee's review of CompX's audited consolidated financial statements and the audit committee's discussions with CompX's management and independent auditors, the audit committee recommended to the Board of Directors that CompX's audited consolidated financial statements for the year ended December 31, 2000 be included in CompX's Annual Report on Form 10-K for the year ended December 31, 2000, which has been filed with the SEC.

Edward J. Hardin                             Paul M. Bass, Jr.                         Ann Manix
Chairman of the Audit Committee              Member of the Audit Committee             Member of the Audit Committee

         Audit and Other Fees. The following table shows the aggregate fees PricewaterhouseCoopers LLP has billed or is expected to bill to CompX and its subsidiaries for services rendered for 2000.

                                                 Financial Information
                                                  Systems Design and
            Audit Fees (1)                         Implementation Fees                      All Other Fees
--------------------------------------           ------------------------          ------------------------------
               $ 153,000                                $   -0-                               $ 67,654

(1) Includes (a) fees for the audit of CompX's consolidated financials statements for the year ended December 31, 2000, (b) fees for reviews of the unaudited quarterly financial statements appearing in CompX's Forms 10-Q for each of the first three quarters of 2000 and (c) the estimated out-of-pocket costs PricewaterhouseCoopers LLP incurred in such audits and reviews. CompX reimburses PricewaterhouseCoopers LLP for such out-of-pocket costs.

                                  OTHER MATTERS

         The Board of Directors knows of no other business that will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their best judgment.

                STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2002

         Stockholders may submit proposals on matters appropriate for stockholder action at CompX's annual stockholder meetings, consistent with rules adopted by the SEC. Such proposals must be received by CompX not later than December 7, 2001 to be considered for inclusion in the proxy statement and form of proxy relating to the Annual Meeting of Stockholders in 2002. For proposals to be brought at the 2002 Annual Meeting of Stockholders but not included in the proxy statement for such meeting, CompX's bylaws require that the proposal must be delivered to or mailed and received at the principal executive offices of CompX no later than ten days following the date on which notice of the date of the annual meeting was mailed or public disclosure of the date of the meeting was made. Any such proposals should be addressed to: Corporate Secretary, CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                         2000 ANNUAL REPORT ON FORM 10-K

         A copy of CompX's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC, is included as part of the annual report mailed to CompX's stockholders with this proxy statement. Copies of such annual report may be obtained without charge by writing: Corporate Secretary, CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.



                                             COMPX INTERNATIONAL INC.




                                             Dallas, Texas
                                             March 31, 2001

                                    Exhibit A

                            COMPX INTERNATIONAL INC.

                             AUDIT COMMITTEE CHARTER

                                  May 11, 2000

                                ----------------

                                   ARTICLE I.
                                     PURPOSE

         The audit committee assists the board of directors in fulfilling its oversight responsibilities relating to the financial accounting and reporting practices of the corporation. The audit committee's primary responsibilities are to serve as an independent and objective party to review the corporation's auditing, accounting and financial reporting processes. The audit committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Article V of this charter.

                                   ARTICLE II.
                     RELATIONSHIP WITH THE OUTSIDE AUDITORS

         The corporation's outside auditors are ultimately responsible to the board of directors and the audit committee. The board of directors, acting through the audit committee, has the ultimate authority and responsibility to select, evaluate and replace the outside auditors.

         Management is responsible for preparing the corporation's financial statements. The corporation's outside auditors are responsible for auditing the financial statements. The activities of the audit committee are in no way designed to supersede or alter these traditional responsibilities.

         The corporation's outside auditors, management and internal auditors have more available time and information about the corporation than does the audit committee. Accordingly, the audit committee's role does not provide any special assurances with regard to the corporation's financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the outside auditors.

                                  ARTICLE III.
                                   COMPOSITION

         The audit  committee  shall be comprised of three or more  directors as determined by the board. The board of directors shall also designate a chairperson of the audit committee. Each member of the audit committee shall be independent of management of the corporation and shall have no relationship that might, in the business judgment of the board of directors, interfere with the exercise of his or her independent judgment. The members of the audit committee shall satisfy at all times the requirements for audit committee membership of any exchange on which the corporation's securities are listed or of any applicable law. The board of directors shall determine, in its business judgment, whether the members of the audit committee satisfy all such requirements.

                                   ARTICLE IV.
                                    MEETINGS

         The audit committee shall meet regularly and as circumstances dictate. Regular meetings of the audit committee may be held without notice at such time and at such place as shall from time to time be determined by the chairperson of the audit committee, the president or the secretary of the corporation. Special meetings of the audit committee may be called by or at the request of any member of the audit committee, any of the corporation's executive officers, the secretary, the director of internal auditing or the outside auditors, in each case on at least twenty-four hours notice to each member.

         If the board of directors, management, the director of internal auditing or the outside auditors desire to discuss matters in private, the audit committee shall meet in private with such person or group.

         A majority of the audit committee members shall constitute a quorum for the transaction of the audit committee's business. Unless otherwise required by applicable law, the corporation's charter or bylaws or the board of directors, the audit committee shall act upon the vote or consent of a majority of its members at a duly called meeting at which a quorum is present. Any action of the audit committee may be taken by a written instrument signed by all of the members of the audit committee. Meetings of the audit committee may be held at such place or places as the audit committee shall determine or as may be specified or fixed in the respective notices or waivers of a meetings. Members of the audit committee may participate in audit committee proceedings by means of conference telephone or similar communications equipment by means of which all persons participating in the proceedings can hear each other, and such participation shall constitute presence in person at such proceedings

                                   ARTICLE V.
                               SPECIFIC ACTIVITIES

         Subject to Article II and without otherwise limiting the audit committee's authority, the audit committee shall carry out the following specific activities.

Section 5.1.  Review of Documents and Reports

         (a)      Review and reassess this charter at least annually.

         (b)      Review  the   corporation's   Annual  Reports  on  Form  10-K,
                  including the corporation's year end financial statements, before its release. Consider whether the information contained in the Annual Reports on Form 10-K is adequate and consistent with the members' knowledge about the corporation and its operations. If determined to be appropriate, recommend that the audited financial statements be included in the Annual Report on Form 10-K.

         (c) Review the internal reports to management prepared by the internal auditors and management's response.

Section 5.2.  Outside Auditors

         (a) Select the outside auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the outside auditors.

         (b) The audit committee shall receive the written disclosures required by generally accepted auditing standards. On an annual basis, the audit committee shall require the outside auditors to provide the audit committee with a written statement delineating all relationships between the outside auditors and the corporation. The audit committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor. The audit committee shall recommend that the board of directors take appropriate action in response to the outside auditors' report to satisfy itself of the outside auditors' independence.

         (c) Prior to the annual audit, review with management and the outside auditors the scope and approach of the annual audit.

         (d) After the annual audit, review with management and the outside auditors their report on the results of the annual audit.

         (e) Ensure that the outside auditors inform the audit committee of any fraud, illegal acts or deficiencies in internal control of which they become aware and communicate certain required matters to the audit committee.

         (f)      Review  with  the  outside  auditors  their   performance  and
                  recommend to the board of directors any proposed discharge of the outside auditors when circumstances warrant.

         (g) Direct and supervise special audit inquiries by the internal or outside auditors as the board of directors or the audit committee may request.

Section 5.3.  Financial Reporting Processes

         (a) Review significant accounting and reporting issues, including recent professional and regulatory pronouncements or proposed pronouncements, and understand their impact on the corporation's financial statements.

Section 5.4.  Process Improvement

         (a) Ensure that significant findings and recommendations made by the internal and outside auditors are received and discussed on a timely basis with the audit committee and management.

         (b) Review any significant disagreement among management and the internal or outside auditors in connection with the execution of the annual audit or the preparation of the financial statements.

Section 5.5.  Reporting Responsibilities

         (a) Regularly update the board of directors about audit committee activities and make appropriate recommendations.

                                   ARTICLE VI.
                                  MISCELLANEOUS

         The audit committee may perform any other activities consistent with this charter, the corporation's charter and bylaws and governing law, as the audit committee or the board deems necessary or appropriate.


                                       ADOPTED BY THE BOARD OF DIRECTORS OF
                                       COMPX INTERNATIONAL, INC. ON MAY 11, 2000




                                       /s/ A. Andrew R. Louis
                                       -----------------------------------------
                                       A. Andrew R. Louis, Secretary

                            COMPX INTERNATIONAL INC.
                              THREE LINCOLN CENTRE
                          5430 LBJ FREEWAY, SUITE 1700
                            DALLAS, TEXAS 75240-2697

PROXY                                                                      PROXY
                            COMPX INTERNATIONAL INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       OF COMPX INTERNATIONAL INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 10, 2001



         The undersigned hereby appoints Brent A. Hagenbuch, Stuart M. Bitting and A. Andrew R. Louis, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2001 Annual Meeting of Stockholders (the "Meeting") of CompX International Inc., a Delaware corporation ("CompX"), to be held at CompX's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Thursday, May 10, 2001, at 10:00 a.m. (local time), and at any adjournment or postponement of said Meeting, all of the shares of class A and class B common stock, par value $0.01 per share, of CompX standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy.


       THIS PROXY MAY BE REVOKED AS SET FORTH IN THE COMPX PROXY STATEMENT
                          THAT ACCOMPANIED THIS PROXY.

         This proxy, if properly executed, will be voted in the manner directed on this proxy. If no direction is made, this proxy will be voted "FOR" all nominees for election as directors named in proposal 1 and, to the extent allowed by the federal securities laws, in the discretion of the proxies as to all other matters that may properly come before the Meeting and any adjournment or postponement thereof.

    PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
                                SEE REVERSE SIDE.

                            COMPX INTERNATIONAL INC.
     PLEASE MARK YOUR VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


1.       Election of Six Directors

         Nominees:   01 Paul M. Bass, Jr., 02 David A. Bowers, 03 Edward J.
                     Hardin, 04 Ann Manix, 05 Glenn R. Simmons and 06 Steven L.
                     Watson

         [  ]     FOR ALL

         [  ]     WITHHOLD ALL

         [  ]     FOR ALL EXCEPT*


         -----------------------------------------------------------------------
         *(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided above.)

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

             [ ] FOR                   [ ] AGAINST                 [ ] ABSTAIN


Address Change             [  ]
(Instruction: Please mark in the box and make necessary corrections to the mailing label.)


SIGNATURE(S)                                          DATE
              ----------------------------------            ------------------

SIGNATURE(S)                                          DATE
              ----------------------------------            ------------------

NOTE: Please sign exactly as the name that appears on this card. Joint owners should each sign. When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.